Exhibit 10.31

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on December 6, 2007 (the "Effective Date"), by and between Integrated Electrical Services, Inc. (the "Company") and James A. Robertson (the "Executive").

        WHEREAS, the Company desires to employ Executive as Group Vice President, IES Industrial of the Company from and after the Effective Date until such date as his employment shall end pursuant to the terms and conditions contained herein;

        WHEREAS, Executive desires to be employed by the Company in such position and for such period pursuant to the terms and conditions contained herein;

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Executive agree as follows:

I.
Employment Term.

        Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to certain severance benefits depending upon the circumstances of Executive's termination of employment. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term".

II.
Position.

A.
During the Employment Term, Executive shall serve as the Company's Group Vice President, IES Industrial. In such position, Executive shall have authority, responsibilities, and duties reasonably accorded to, expected of and consistent with Executive's position and shall report directly to Chief Executive Officer of the Company.

B.
During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other activity (for compensation or otherwise) which would, either individually or in the aggregate, conflict or interfere with or otherwise adversely affect the rendition of such performance either directly or indirectly, without the prior written consent of the Board. Executive may serve on the Board of Directors of other companies either public or private if such service is approved by the Board of Directors. Such approval will not be unreasonably withheld by Company.

III.
Compensation.

A.
Base Salary.    During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $300,000.00, payable in accordance with the Company's payroll practices (the "Base Salary"). Executive shall be entitled to such increases in Base Salary, if any, as may be determined on at least an annual basis in the sole discretion of the Company.

B.
Annual Bonus.    For the Company's fiscal year ("Fiscal Year") 2008 and for each successive Fiscal Year during the Employment Term, Executive shall be given the opportunity to earn an incentive bonus (the "Annual Bonus"). Executive's target Annual Bonus Opportunity for each Fiscal Year during the Employment Term shall be 100% of Base Salary (the "Annual Bonus Opportunity"). The actual amount payable to Executive as an Annual Bonus with respect to a Fiscal Year (or portion thereof) shall be dependent upon the achievement of performance objectives established by the Human Resources and Compensation Committee ("Committee") for such Fiscal Year and may be greater or less than the Annual Bonus Opportunity. That portion of the Executive's Annual Bonus Opportunity that is tied to objective targets established by the Committee may not be subsequently reduced by the Committee. The Committee reserves the sole and exclusive right to determine whether the Executive may be entitled to any additional discretionary bonus and to determine what if any criteria may be considered in making such decision. Any Annual Bonus and any additional discretionary bonus shall be paid at the same time as similar bonuses are payable to other executive officers of the Company, but in no event later than two and a half (2 1/2) months following the end of the Fiscal Year with respect to which such Annual Bonus is to be paid. For the 2008 Fiscal Year, Executive is guaranteed a bonus of not less than $150,000.

  C.
  Long Term Incentive Bonus.    For the Company's fiscal year ("Fiscal Year") 2008 Executive shall be given the opportunity to earn a long term incentive bonus under terms and conditions set forth in the Company's Long Term Incentive Plan ("LTIP Plan"). Executive's long term incentive bonus opportunity for Fiscal Year 2008 shall be equal to one-hundred percent (100%) of his base annual salary. This award is referred to as the "LTIP Target Bonus". One-half of the LTIP Target Bonus is payable as the retention component in the form of restricted stock. The remaining one-half of the LTIP Target Bonus is performance vesting restricted stock based on achievement of predetermined performance criteria over a two year measurement period.

  D.
  Restricted Stock.    On the Effective Date, Executive shall receive a grant of 7,500 restricted Company common shares under the Equity Plan (the "Restricted Shares"). The Restricted Shares shall vest one-third (1/3) on each of the first, second and third anniversaries of the Effective Date. The terms of the Restricted Shares shall be governed by the Equity Plan and the Restricted Stock Award Agreement to be executed on the Effective Date.

  E.
  Options.    On the Effective Date, Executive shall receive a grant of a nonqualified option to purchase 11,000 Company common shares under the Equity Plan (the "Option"). The Option shall vest one-third (1/3) on each of the first, second and third anniversaries of the Effective Date. The terms of the Option shall be governed by the Equity Plan and the Option Award Agreement to be executed on the Effective Date.

  F.
  Executive Benefits.    During the Employment Term, Executive shall be eligible to participate in the Company's Executive benefit plans as in effect from time to time (collectively "Executive Benefits"); on the same basis as such Executive benefit plans are generally made available to other senior executives of the Company.

  G.
  Business Expenses.    During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's expense policy.

  H.
  Attorney Review Fees.    Company agrees to reimburse the reasonable cost of the review and negotiation of this contract by counsel up a maximum of $5000.00.

  I.
  Executive will receive moving expenses consisting of the following:

  •
  Household Goods—Reimburse cost to pack, insure, move household goods from residence in Atlanta, Georgia to Houston, Texas

  •
  Closing Cost—Reimbursement of customary and ordinary closing costs associated with the sale of primary residence in Atlanta and purchase of new residence in Houston, Texas as incurred within 365 days of this agreement.

  •
  Temporary Living—Reimbursement of cost of reasonable temporary housing in Houston, TX for up to 180 days or until a new residence is acquired in the Houston area whichever is the earlier.

    •
    House hunting trips—Reimbursement for the reasonable and customary costs associated with two, two day house hunting trips to Houston, TX for Executive and spouse

    •
    Misc. Allowance—An incidental moving expenses allowance of $10,000 subject to ordinary payroll taxes type deductions.

    •
    Automobile Moving—Reimburse the reasonable costs of moving up to five automobiles in a covered van from Atlanta to Houston.
IV.
Termination.    The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; except that Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section IV shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

A.
By the Company for Cause or Resignation by Executive Without Good Reason.

1.
The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined in Section IV.A.2 herein) or by Executive's resignation without Good Reason (as defined in Section IV.C.2 herein);

2.
For purposes of this Agreement, "Cause" shall mean (i) Executive's willful, material and irreparable breach of his terms of employment as provided herein or otherwise (which remains uncured ten (10) business days after delivery of written notice specifically identifies such breach); (ii) Executive's gross negligence in the performance or intentional nonperformance (in either case continuing for ten (10) business days after receipt of written notice of need to cure and sets forth such duty and responsibility) of any of Executive's material duties and responsibilities to the Company; (iii) Executive's dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely affects the Company (monetarily or otherwise); (iv) Executive's conviction of a felony or crime involving moral turpitude; (v) Executive's confirmed drug or alcohol abuse that materially affects Executive's service or results in a material violation of the Company's drug or alcohol abuse policy; or (vi) Executive's material violation of the Company's personnel or similar policy, such policy having been made available to Executive by the Company which materially and adversely affects the Company and which remains uncured or continues ten (10) business days after delivery of written notice) and such notice specifically sets forth said violation.

3.
If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

a.
The Base Salary through the date of termination and any bonus payments due that have not yet been paid and for which the Executive is entitled to receive..

b.
Reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by Executive in the performance of Executive's duties in accordance with Company's expense policy prior to the date of Executive's termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive's termination of employment; and

c.
Such Executive Benefits, if any, as to which Executive may be entitled under the Executive benefit plans of the Company (the amounts described in sections IV.A.3 (a) through (c) above being referred to as the "Accrued Rights").

  B.
  Disability or Death.

  1.
  The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive's duties hereunder (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of a Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

  2.
  Upon termination of Executive's employment hereunder for either death or Disability, Executive or Executive's estate (as the case may be) shall be entitled to receive within thirty (30) days the following:

  a.
  The Accrued Rights;

  b.
  Pro rata portion (based on the percentage of the Fiscal Year that shall have elapsed through the date of Executive's termination of employment) of the most recent Annual Bonus awarded to Executive (the "Pro Rata Bonus"); and

  c.
  Company paid COBRA coverage for twelve (12) months for Executive's eligible dependents in the event of his death;

  C.
  By the Company Without Cause or Resignation by Executive for Good Reason.

  1.
  The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

  2.
  For purposes of this Agreement, "Good Reason" shall mean (A) any material reduction in Executive's position, duties, authority or compensation from those described in this Agreement; or (B) any relocation of the Company's corporate office that is more than fifty (50) miles from its current location; or (C) the Company's breach of a material term of this Agreement or material duty owed to the Executive; provided that either of the events described in clauses (A), (B), and (C) of this Section IV.C.2 shall constitute Good Reason only if the Company fails to cure such event within ten (10) business days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

  3.
  If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

  a.
  The Accrued Rights;

  b.
  Continued payment of the Base Salary for twelve (12) months immediately following the date of such termination, in accordance with the Company's normal payroll practices;

      c.
      Company paid COBRA coverage for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

      d.
      Outplacement services for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter; and

      e.
      Executive shall be entitled to acceleration of vesting for all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock) under the Equity Plan.

  D.
  By the Company Without Cause or Resignation by Executive for Good Reason Within 12 Months Following a Change in Control.

  1.
  For purposes of this Agreement, a "Change in Control" means:

  a.
  Any person or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, other than Tontine Capital Partners L.P. and its affiliates, the Company or any subsidiary, shall "beneficially own" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, at least fifty percent (50%) of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

  b.
  Current Directors (as defined below) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "Current Director" means, as of the date of determination, any person who (1) was a member of the Board on the date that the Company's Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (2) was nominated for election or elected to the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election), or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

  c.
  The consummation of a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

  d.
  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

  2.
  Upon the consummation of a Change in Control during the Employment Term, Executive shall be entitled to acceleration of vesting for all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock) under the Equity Plan.

  3.
  Notwithstanding the foregoing, for a period of two (2) years from the Effective Date of this Agreement, the Executive may, at Executive's sole discretion, elect to terminate Executive's employment on such Change in Control by providing written notice to the

      Company prior to the closing of the transaction giving rise to the Change in Control. In such case, Executive shall receive from Company the following:

      a.
      Continued payment of the Base Salary for twelve (12) months immediately following the date of such termination, in accordance with the Company's normal payroll practices as in effect on the date of such termination and within thirty (30) days of such termination the greater of (a) pro rata portion (based on the percentage of the Fiscal Year that shall have elapsed through the date of Executive's termination of employment) of the Annual Bonus Opportunity for the Fiscal Year in which such termination occurs or (b) the amount of the most recent Annual Bonus awarded to Executive; provided that the aggregate amount described in this Section IV.D.3.a. shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates not presently in effect or not approved by the Committee; if such other plans, programs or arrangements would provide greater overall benefit then Mr. Robertson may elect to take such benefits in lieu of those benefits herein.

      b.
      Company paid COBRA coverage for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

      c.
      Outplacement services for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter; and

      d.
      Executive shall be entitled to acceleration of vesting for all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock) under the Equity Plan.

    4.
    Notwithstanding the foregoing, if Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to the following:

    a.
    The Accrued Rights;

    b.
    Continued payment of the Base Salary for eighteen (18) months immediately following the date of such termination, in accordance with the Company's normal payroll practices, as in effect on the date of such termination and within thirty (30) days of such termination one (1) times the most recent Annual Bonus awarded to Executive; provided that the aggregate amount described in this Section IV.D.4.b. shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates or its affiliates and not approved by the Committee or Board of Directors; if such other plans, programs or would provide greater overall benefit then Mr. Robertson may elect to take such benefits in lieu of those benefits herein;

    c.
    Company paid COBRA coverage for eighteen (18) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

      d.
      Outplacement services for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter; and

      e.
      Executive shall be entitled to acceleration of vesting for all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock) under the Equity Plan.

  E.
  Notice of Termination.    Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with VIII.I. hereof. With respect to any termination of employment by Executive, such notice of termination shall be communicated to the Company at least thirty (30) days prior to such termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

  F.
  Officer Resignation.    Upon termination of Executive's employment for any reason, Executive agrees to resign, and shall be deemed to have resigned from all positions as an officer or director of the Company and any and all of the Company's subsidiaries and will provide, upon request, such resignation in writing.
V.
Non-Disclosure; Non-Solicitation.

        Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

  A.
  Confidential Information, Specialized Training and Goodwill.    As consideration for Executive's promises in this Agreement, specifically including those non-disclosure and non-solicitation promises set forth in this Agreement, the Company shall provide Executive, concurrently with the execution of this Agreement and also from time to time throughout the term of Executive's employment with the Company, certain confidential and/or trade secret information of the Company as defined herein (referred to as "Confidential Information"), specialized training on how to perform the Executive's duties, and access to and contact with the Company's customers and potential customers (referred to as "Goodwill"), which list of customers has been developed at considerable time and expense by the Company in order for the Executive to perform the duties of Executive's employment with the Company. The term "Confidential Information" as used in this Agreement includes, but is not limited to: any information of the Company relating to the names, contact information and other personal or business information of clients, customers, suppliers, and/or Executives; information regarding current and prospective customers' business operations, preferences, needs and requirement; sales data; research and development, ideas, discoveries and inventions; business and marketing plans; business opportunities; sales techniques; costs; prices; estimating or bid processes; uses of the Company's products or services; financial information; databases; operational programs; proprietary hardware or software; agreements; forms; manuals; training materials; processes, methods and techniques; Executive salaries and other confidential personnel information; and any other confidential, proprietary and/or trade secret information, whether or not contained in any written documents, which Executive receives as a result of his employment with the Company and which is not generally known to individuals outside the employ of the Company. Executive acknowledges and agrees that the Company's Confidential Information constitutes valuable, special and unique assets and trade secrets of the Company's business. Executive further acknowledges and agrees that this Confidential Information allows the Company to maintain a competitive advantage over its competitors who do not know and use this Confidential Information. Executive hereby acknowledges the receipt of the Company's Confidential Information and access to the Company's computer system containing Confidential Information concurrently with the execution of this Agreement, and understands that Executive will further be provided with additional Confidential Information from time to time throughout the duration of Executive's employment with the Company. Executive acknowledges and agrees that all Confidential Information, whether prepared by Executive or otherwise coming into Executive's possession as a result of Executive's employment with the Company, shall remain at all times the exclusive property of the Company.

  B.
  Non-Disclosure of Confidential Information.    In exchange for the Company's agreement to provide Confidential Information to Executive, Executive hereby acknowledges and agrees that Executive will not, directly or indirectly, use such Confidential Information for Executive's own benefit or for the benefit of any third party, or disclose or permit the disclosure of any such Confidential Information to any other person, firm, company, association or any other entity, at any time either during or after employment with the Company, unless the President of Integrated Electrical Services, Inc. expressly consents in writing prior to any such use or disclosure.

  C.
  Non-Solicitation of Customers.    In exchange for the Company's agreement to provide Executive with Confidential Information, specialized training and access to the Company's Goodwill, as set forth in this Agreement, during the term of Executive's employment with the Company and for a period of two (2) years immediately following the termination of Executive's employment with the Company, regardless of the reason for such termination, Executive agrees that Executive will not, directly or indirectly, call on, initiate any contact or communications with, solicit, induce, take away or provide assistance or services, or attempt any of the same, to any customer facility or sites for which the customer has provided services and to whom Executive, directly or indirectly, provided service, was responsible for, solicited or had Confidential Information about during the two (2) year period immediately preceding the termination of Executive's employment with the Company (the "Covered Customers"), on behalf of and for the direct or indirect benefit of Executive or any other person, firm, company, association or other entity engaged in any business similar to that of the Company, which is defined for the purposes of this Agreement as the provision of electrical contracting services. Executive further agrees not to solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage any of the Covered Customers to terminate or lessen their business relationship with the Company during the two (2) year period immediately following the termination of Executive's employment with the Company.

  D.
  Non-Solicitation of Other Executives.    As consideration for the Company's promises in this Agreement, during the term of Executive's employment with the Company and for a period of two (2) years immediately following the termination of Executive's employment with the Company, regardless of the reason for such termination, Executive agrees that Executive will not, directly or indirectly, solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any other Executives of the Company to leave their employment with the Company or to accept employment with Executive or with any other person, firm, company, association or other entity.

  E.
  Injunctive Relief; Tolling.    Executive acknowledges that money damages would not be a sufficient remedy for any breach of the non-disclosure or non-solicitation provisions of this Agreement. Executive further acknowledges that in the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled, as permitted by law, to an injunction restraining Executive from violating such provisions of this Agreement. Moreover, in the event the Executive shall violate any legally enforceable provision of this Agreement as to which there is a specific time period during which the

    Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of such time period from the date of such violation until the date such violation ceases. The Company shall also be entitled to pursue any other remedies available to the Company for any breach or threatened breach of this Agreement, including the recovery of damages from Executive.

  F.
  Return of Company Property.    Upon the earlier of Executive's termination or a specific request by the Company, Executive agrees to return all of the Company's information and property, including but not limited to all computer hardware and software, cellular telephones, portable electronic devices, documents, electronic files, and all Confidential Information described in this Agreement and any copies of such information, regardless of the format. Executive will not use any personal computer to conduct company business.

  G.
  No Restrictions.    Executive represents and warrants that his employment with the Company does not and will not breach any agreement, duty or obligation which Executive has to any other person or entity to keep in confidence confidential, proprietary and/or trade secret information belonging to others or any agreement, duty or obligation pertaining to confidentiality, non-solicitation or non-competition. Executive agrees that he will not disclose to the Company or use on the Company's behalf any confidential information belonging to others.

  H.
  Assignment.    Executive and the Company acknowledge and understand that this Agreement is binding on the parties when executed. Executive also acknowledges and understands that the Company may assign this Agreement to any other person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise, and that such assignment or succession will be binding upon and will inure to the benefit of the Company and such other person, association or entity. Executive's rights and obligations under this Agreement are personal and such rights, benefits and obligations of Executive shall not be voluntarily assigned, diverted or transferred, whether by operation of law or otherwise.

  I.
  Interpretation; Miscellaneous.    To the extent there is any conflict between this Agreement and any other agreement between the Executive and the Company regarding any subject matter addressed herein, There are no other representations, express or implied, connected herewith. Any prior oral discussions are deemed to be merged into this Agreement. This Agreement may not be modified except by an agreement that is in writing and executed by both parties hereto.

        The provisions of this Section V shall survive the termination of Executive's employment for any reason.

VI.
Specific Performance.

        Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section V or Section VI herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

VII.
Miscellaneous.

A.
Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof.

B.
Venue.    The parties hereby agree and acknowledge that any disputes arising out of or connected with this Agreement or otherwise concerning or regarding Executive's employment with the Company and/or the termination of Executive's employment with the Company shall be determined in a State District Court of Harris County, Texas, or in the Federal District Court for the Southern District of Texas, Houston Division, and that Executive hereby consents to personal jurisdiction in Harris County, Texas, and waives any objection to such jurisdiction. Executive further agrees that no action shall be filed in any other court pertaining to any dispute arising out of or connected with this Agreement or otherwise concerning or regarding Executive's employment with the Company and/or the termination of Executive's employment with the Company.

C.
Dispute Resolution.    Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by court of law in Houston, Harris County, Texas but only after good faith mediation between the parties has been held.

D.
Entire Agreement/Amendments.    This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

E.
No Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

F.
Severability.    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

G.
Assignment.    This Agreement and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

H.
Compliance with IRC Section 409A.    Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the Company Executive is a "specified Executive" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section G; provided that neither the Company nor any of its Executives or representatives shall have any liability to Executive with respect to thereto.

  I.
  Parachute Payments.

  1.
  If Executive is liable for the payment of any excise tax (the "Basic Excise Tax") pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise (the "Payments"), the Company shall pay Executive an amount (the "Reimbursement Payment") which, after payment to Executive (or on Executive's behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under said Section 4999 with respect to or resulting from the Reimbursement Payment, equals the net amount of the Basic Excise Tax.

      Notwithstanding the foregoing, if it shall be determined that Executive is entitled to a Reimbursement Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Reimbursement Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by any method of reduction elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

    2.
    Subject to the provisions of paragraph VII.I, all determinations required to be made under this Agreement, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

      The Reimbursement Payment under this Agreement with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

      As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made ("Underpayment") or Reimbursement Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b) (2) (B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate; to the extent Executive's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

    3.
    In the event that the Company makes a Reimbursement Payment to Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined pursuant to Treasury Regulation §1.280G-1 Q/A 33 (the "Option Redetermination"), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay to the Company any excise tax which is refunded to Executive; provided, that the Company shall pay all reasonable professional fees incurred in the preparation of Executive's amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Executive's taxable income, then in addition to returning the refund to the Company, Executive will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment. In the event that amounts payable to Executive under this Agreement were reduced pursuant to the second sentence of subparagraph VII.I of this Section 10(f) and subsequently Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of such second sentence of subparagraph (i) of this Section 10(f) up to the Safe Harbor Cap. All determinations pursuant to this sub-paragraph (iii) shall be made by the Accounting Firm.

  J.
  Successors; Binding Agreement.    This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  K.
  Notices.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Integrated Electrical Services, Inc. 1800 West Loop South, Suite 500 Houston, Texas 77027 Attention: General Counsel Fax: (713) 860-1578
If to Executive:	James A. Robertson 520 Fawn Glen Court Roswell, GA 30075

    Or, to the most recent address of Executive set forth in the personnel records of the Company.

  L.
  Executive Representation.    Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

  M.
  Cooperation.    Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

  N.
  Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

  O.
  Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

By Executive:
/s James A Robertson James A. Robertson		12/06/2007 Date
By: Integrated Electrical Services, Inc.
/s/ Robert B. Callahan		12/06/2007
Name:	Robert B. Callahan	Date
Title:	Sr. Vice President, Human Resources